December 31, 2008


Moving Images, LLC
c/o David Brandt
113 Buckingham Road
Upper Montclair, NJ 07043

Gentlemen:

Reference is made to your Consulting Agreement with Trans-Lux Corporation ("TLX") made as of December 1, 2004 as heretofore amended (the "Agreement").

WHEREAS, Section 409A of the Internal Revenue Code and regulations and guidance issued thereunder, including IRS Notice 2007-34 (the 409A Requirements") require deferred compensation arrangements as defined therein to be in compliance by December 31, 2008 and TLX and Consultant desire to enter into this Amendment to satisfy such 409A Requirements, it being understood nothing contained in this Amendment is intended to increase any compensation or other benefits to Consultant in order to comply with the 409A Requirements;

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOW:

1. Section 3(f) of the Agreement, which provides for certain payments to be made to Consultant while Consultant or Richard Brandt is prevented from performing or unable to perform the duties specified by reason of illness or other incapacity, is amended such that the reference to such illness or other incapacity shall be deemed a reference to "disability" or "disabled" and subject to the following definitions:

    For purposes of the Agreement, Richard Brandt shall be considered to be "disabled" or have a "disability" if he meets one of the following requirements:

    (A) He is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

    (B) He is, by reason of any medically determinable physical or mental impairment expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Consultants of the Company.

    He will be deemed to be disabled if determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program that applies a definition of disability that is at least as restrictive as the foregoing description in this Section 3(f).

2. Sections 3(b) and 3(c) of the Agreement provide for Consultant to be granted a Profit Participation and Bonus (herein collectively "Bonus") as defined therein under certain circumstances. The 409A Requirements mandate such payments either be made by two and one half months following TLX's fiscal year end or normally March 15 of following year in absence of leap year, without any possibility of further deferral, or the Consultant make an election to defer the Bonus in accordance with the 409A Requirements. Accordingly, to enable TLX to avoid any risk of penalty in the event such March 15 date is not met, Consultant agrees to defer payment of any Bonus for any fiscal year commencing with 2009 until the June 1 following the end of such fiscal year. Consultant is aware of the restrictions on changing such deferral to another date. The last sentence of Section 3(b) of such Bonus provision on non-liability is still applicable to any delay in finalizing such financial results. Furthermore, the right of Consultant to receive Common Stock and/or Class A Stock as part or full payment of any Bonus in Section 3(d) is deleted.

3.  Not used.

4. Sections 4(a) and 4(b) of the Agreement are amended by adding the following sentence: Consultant hereby waives all cash surrender rights under any such insurance policy and other benefits, if any, except for the death benefits payable to beneficiaries."

5. Sections 2(b) and 2(c) of the Agreement are amended by adding the following definition of Change of Control required by the 409A Requirements as an additional trigger so that both the Change in Control provision currently in the Agreement and the 409A Requirement definition must be satisfied since the 409A Requirement definition might enable Consultant to exercise rights under the Agreement even though the existing provision is not satisfied.

    (i) Change in Control under the 409A Requirements means a change in ownership as described in paragraph (A), a change in effective control as described in paragraph (B), or a change in ownership of a substantial portion of the assets of (1) the TLX or the member of the Corporate Group (i.e. its subsidiaries or any new parent corporation) for whom the Consultant is performing services at the time of the Change in Control, (2) the corporation that is liable for the payment of the deferred compensation under the Plan (or all corporations liable for the payment if more than one corporation is liable) or (3) a corporation that is a majority shareholder of the corporation identified in (1) or (2), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (1) or (2) (individually and collectively, the "Corporation").

(A) Change in Ownership. A change in the ownership occurs on the date that any one person, or more than one person acting as a group (as defined in paragraph
(D)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such Corporation. However, if any one person or more than one person

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

acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (as described in paragraph (B)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This paragraph (A) applies only when there is a transfer of stock of the Corporation (or issuance of stock of the Corporation) and stock in such Corporation remains outstanding after the transaction.

(B) Change in the effective control of the Corporation. Notwithstanding that the Corporation has not undergone a change in ownership under paragraph (A), a change in the effective control of a corporation occurs on the date that either

    (1) Any one person, or more than one person acting as a group (as determined under paragraph (E)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or

    (2) a majority of members of the Corporation's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation's board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (2) the term Corporation refers solely to the relevant corporation identified in paragraph (i) for which no other corporation is a majority shareholder for purposes of that paragraph.

    (3) Multiple Changes in Control Events. A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Control under paragraph (A) or (C).

        In the absence of an event described in paragraph (1), (2), or (3) a change in the effective control of a Corporation will not have occurred. Further, if any one person, or more than one person acting as a group, is considered to effectively control a Corporation, the acquisition of additional control of the Corporation by the same person or persons is not considered to cause a change in the effective control of the Corporation (or to cause a change in the ownership of the corporation within the meaning of paragraph (b).

    (C) Change in the ownership of a substantial portion of a Corporation's assets. A change in the ownership of a substantial portion of a Corporation's assets occurs on the date that any one person, or more than one person acting as a group (as determined in paragraph (E)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or

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

acquisitions. For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

    (D) Transfers to a related person. Notwithstanding the foregoing, there is no Change in Control under paragraph (C) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer, as provided in this paragraph (D). A transfer of assets by a corporation is not treated as a change in the ownership of such assets if the assets are transferred to

(1) A shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(2) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation;

(3) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Corporation; or

(4) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (3).

For purposes of this paragraph (D) and except as otherwise provided, a person's status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

(e) Persons acting as a group. For purposes of paragraphs (A), (B) and (C), persons will not be considered to be acting as a group solely because they purchase or own stock or purchase assets of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to and to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(f) Stock ownership. Code Section 318(a) shall apply for purposes of determining stock ownership under this Section.

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

    Furthermore, notwithstanding the foregoing, no payment shall be made to Consultant on account of severance under this Agreement prior to the first day of the seventh month following separation from severance. Payments delayed as a result of this provision shall be made in a lump sum in the first payment of severance that coincides with or next follows the first day of the seventh month following the Consultant's separation from service"

6. Notices to TLX shall be addressed to the office of Trans-Lux Corporation, attention of the Chairman or Chief Financial Officer, 26 Pearl Street, Norwalk 06850,

7. This Amendment shall be construed in accordance with the laws of the State of New York.


    All other terms and conditions of the Agreement remain in full force and effect. Please acknowledge below your acceptance of this letter.

                                        TRANS-LUX CORPORATION


                                        By: /s/ Andela D. Toppi
                                           --------------------------
                                            Angela D. Toppi,
                                            Executive Vice President

Accepted and Agreed:

MOVING IMAGES, LLC


By: /s/ David Brandt
   ----------------------
        David Brandt,
        Manager


Approved:

/s/ Richard Brandt
-------------------------
        Richard Brandt

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